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                                                                     EXHIBIT 4.3


                 AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP

            Amendment to Agreement of Limited Partnership, dated as of November 14, 1997, entered into by Grove Property Trust, a Maryland corporation, as the General Partner of Grove Operating, L.P. (the "Partnership").

            WHEREAS, the General Partner desires to issue additional Partnership Units in accordance with provisions of Section 4.3C of the Agreement of Limited Partnership of Grove Operating L.P. dated as of March 10, 1997 (the
"Partnership Agreement"), and in connection therewith, desires to make certain revisions to the Partnership Agreement to reflect the issuance of such additional Partnership Interests;

            NOW, THEREFORE, in consideration of the foregoing, the Partnership Agreement is hereby amended as follows:

            1. Article 1, Section 1.1 of the Partnership Agreement is hereby amended by deleting the existing definition of "Effective Date" set forth in the Partnership Agreement, and substituting in its place the following:

            "Effective Date" means the date of consummation of the Consolidation Transactions, upon which contributions set forth on Exhibit A shall become effective; provided, however, that with respect to additional Partnership Interests or Partnership Units issued pursuant to Section 4.3 hereof, the "Effective Date" shall be the date upon which the holders of such additional Partnership Interests or Partnership Units are admitted as limited partners of the Partnership.

            2. In all other respects, the Partnership Agreement, as modified hereby, shall remain in full force and effect.

            IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

                                        GROVE PROPERTY TRUST


                                        By: /s/ Joseph R. LaBrosse
                                           -------------------------------
                                           Name: Joseph R. LaBrosse
                                           Title: Chief Financial Officer